SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 1, 2002

Date of Report (Date of Earliest Event Reported)

The Taiwan Fund, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	811-04893 (Commission File Number)	042942862 (IRS Employer Identification Number)

225 Franklin Street, Boston, Massachusetts (Address of Principal Executive Offices)	02110 (Zip Code)

(212) 662-2789

(Registrant’s Telephone Number, Including Area Code)

Item 9. Regulation FD Disclosure
SIGNATURES
THE TAIWAN FUND, INC. REVIEW

Item 9. Regulation FD Disclosure.

         Pursuant to Regulation FD Rules 100-103, The Taiwan Fund, Inc. (the “Fund”) furnishes the July 2002 Monthly Review on the Fund by the Fund’s investment adviser.

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SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 8, 2002

By:	/s/ Haichi Vicki Hau

Name: Haichi Vicki Hau Title: Secretary

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THE TAIWAN FUND, INC. REVIEW

July 2002

HSBC Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2
Taipei 106, Taiwan
Tel: (8862) 2325-7888
Fax: (8862) 2706-5371

Portfolio Review

The TAIEX sank 4% in July, marking a new low of 4,796 and finishing at 4,940 points. The technology sector and the banking sector were the keys to the decline. The technology sector was especially hit hard, falling 7% as there was increasing evidence that the much-anticipated seasonal demand would not materialize. Rising NT dollars vs. the US dollar also led to fears over the sector's competitiveness and FX losses. At the same time, the banking sector declined 6.5% as investors dumped banking shares amid renewed talks over the number of banks' bad loans. The best performer in July was the plastics sector, as the worldwide economic recovery continued to push up prices of raw materials.

Our previous strategy to underweight the technology sector and to overweight the non-technology sector was correct. However, the Fund suffered from the banking sector's weakness, as we did not expect the market to focus on such issues as bad loans at the current stage. Looking forward, we believe the banking sector will continue to decline as the government apparently has planned a new round of bank restructuring actions in the coming months. We will thus reduce the weighting of the banking sector by 3.35 percentage points.

While the fundamentals of the technology sector remain unclear, we believe there will be opportunities for a rebound in August for selected technology companies. We have decided to bet on companies with sales momentum for the coming months. Nevertheless, we are still concerned about the technology sector's low visibility and will continue to underweight the technology sector. We also made some adjustments in the material sector by taking profits in plastics stocks and increasing our investments in Cheng Shin Rubber (2105), which should continue to perform well in tandem with the growing Chinese economy.

Total Fund Asset Allocation

As of 07/31/02	% of Total Fund	% of TAIEX
Electronics	17.17	16.61
PC & Peripherals	15.44	12.93
Banking	14.82	18.27
Semiconductor	13.90	17.67
Telecommunication	6.46	7.70
Plastics	6.15	5.33
Textile	2.37	3.65
Steel	1.96	2.37
Auto	1.87	1.36
Transportation	1.53	1.96
Rubber	1.43	0.77
Cement	1.32	0.88
*C. S. & Software	1.15	0.61
Electricals	1.07	1.33
Chemical	0.93	1.45
Others	5.33	7.11
Total	**92.90**	**100.00**
Cash	7.10	

Total Net Asset: US$192.29M
(*)=Computer Service & Software

Top 10 Holdings of Total Fund Portfolio

As of 07/31/02	% of Total Portfolio
Taiwan Semiconductor	6.97
Hon Hai Precision Industry	3.58
United Micro Electronics	3.53
Chunghwa Telecom Co., Ltd.	3.31
Chinatrust Financial Holdings	2.62
Formosa Plastic	2.55
Quanta Computer Inc.	2.35
Mediatek Incorporation	1.98
Asustek Computer Inc.	1.93
Nan Ya Plastic	1.93
Total	**30.75**

NAV: US$11.75 **Price: US$9.83** **Prem.: -16.34%**
No. of Shares: 16.4M

Total Returns in US$ (%)**

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	**-2.11**	**-4.71**
Fiscal Year to Date	**9.30**	**12.14**
One Year	**8.08**	**16.86**
Three Years	**-14.88**	**-13.73**
Five years	**-13.82**	**-16.04**
Ten Years	**0.93**	**-1.17**
Since Inception	**6.88**	**10.88**

**Total returns are historical and assume changes in net asset value per share during each period and assumes that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns for periods less than one year are not annualized.

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Premium/Discount of TWN Market Data As of 06/28/02 As of 07/31/02 TAIEX 5153.71 4940.38 % change in NTD terms -9.20 -4.14 % change in USD terms -11.04 -3.54 NTD Daily avg. trading volume (In Billions) 66.64 69.00 USD Daily avg. trading volume (In Billions) 1.99 2.04 NTD Market Capitalization (In Billions) 9671.67 9272.03 USD Market Capitalization (In Billions) 288.19 174.65 FX Rate: (US$/NT$) 33.56 33.76 Taiwan’s Macro Economics Review Taiwan’s economic leading indicator continued its upward trend in June, rising to 104.0 from a revised May number of 103.8. The economic recovery appeared to be on track. However, weaknesses were found in a variety of areas, such as exports, M1B growth, average monthly hours in the manufacturing sector, and the TAIEX. The economic outlook, as a result, is turning negative even though the leading indicator was still on its way up. *Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures mentioned above are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell the securities mentioned. *Effective. from 1st November 1999, the daily NAV of the Fund is available at Lipper and CDA Weisenberger, or you may call toll free (800)636-9242. *Please notify us immediately if you are having problems receiving this telecopy. Fund Manager: Vincent Lai Deputy Fund Manager: Jovi Chen